SUB-ADVISORY AGREEMENT

PIMCO FUNDS

650 Newport Center Drive

Newport Beach, California 92660

AGREEMENT made as of the 15th day of March, 2019.

WHEREAS, Pacific Investment Management Company LLC, a Delaware limited liability company (the “Adviser”) has been retained by PIMCO Funds (the “Trust”), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as investment adviser, to provide investment advisory services to the series of the Trust, including the series listed on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time (each a “Fund” and, collectively, the “Funds”), pursuant to an investment advisory agreement (the “Investment Advisory Agreement”);

WHEREAS, the Adviser wishes to retain Gurtin Fixed Income Management, LLC (d/b/a Gurtin Municipal Bond Management), a Delaware limited liability company (the “Sub-Adviser”), to assist the Adviser in providing certain investment advisory services, as described herein (“Advisory Services”), in connection with the Funds;

WHEREAS, the Sub-Adviser is a separately-registered investment adviser under the Investment Advisers Act of 1940, as amended, and rules and regulations thereunder (“Advisers Act”) and is a wholly-owned subsidiary of the Adviser;

WHEREAS, the Sub-Adviser previously advised certain series (the “Predecessor Funds”) of Forum Funds II, an open-end management investment company registered under the 1940 Act, which series were reorganized into the Funds in existence on the date of the initial execution of this Agreement; and

WHEREAS, the Sub-Adviser is willing to provide such Advisory Services to the Adviser upon the terms and conditions set forth below and for the compensation set forth in Exhibit A attached hereto, as may be amended from time to time.

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the Adviser and the Sub-Adviser as follows:

1.        The Trust is an open-end investment company which has separate investment portfolios. Additional investment portfolios may be established in the future. This Agreement shall pertain to the Funds and to such additional investment portfolios as shall be designated as Funds in supplements to this Agreement, as further agreed between the Adviser and the Sub-Adviser. The Trust engages in the business of investing and reinvesting the assets of the Funds in the manner and in accordance with the investment objective and restrictions applicable to the Funds as specified in the currently effective prospectus (“Prospectus”) for the Funds included in the registration statement, as amended from time to time (the “Registration Statement”), filed by the Trust under the 1940 Act and the Securities Act of 1933, as amended (the “1933 Act”). Copies of the documents referred to in the preceding sentence have been furnished to the Sub-Adviser. Any amendments to those documents shall be furnished to the Sub-Adviser promptly.

2.        The Adviser hereby appoints the Sub-Adviser to provide Advisory Services specified in this Agreement, and the Sub-Adviser hereby accepts such appointment and agrees to render the services herein set forth.

3.        (a)        The Sub-Adviser shall, at its expense: (i) employ or associate with itself such persons as it believes appropriate to assist it in performing its obligations under this Agreement; and (ii) provide all services, equipment and facilities necessary to perform the Advisory Services. The Sub-Adviser may from time to time seek research assistance and rely on investment management resources available to it through its affiliated companies, including the Adviser, but in no case shall such reliance relieve the Sub-Adviser of any of its obligations hereunder, nor shall the Adviser or the Funds be responsible for any additional fees or expenses hereunder as a result. In all cases, the Sub-Adviser shall remain liable as if such services were provided directly.

(b)        The Sub-Adviser shall not retain any third party to serve as an investment adviser or sub-adviser to the Funds, unless the Adviser has provided prior written consent and the Sub-Adviser has retained such other person in compliance with all applicable laws, rules and regulations. The Sub-Adviser shall not pay any fee based on the assets of a Fund to any person providing research and/or investment advice to the Sub-Adviser without the written consent of the Adviser.

(c)        The Sub-Adviser shall not be required to pay any expenses of a Fund other than those specifically allocated to the Sub-Adviser in this Agreement. In particular, but without limiting the generality of the foregoing, the Sub-Adviser shall not be responsible, except to the extent of the reasonable compensation of such of the Trust’s employees (if any) as are officers or employees of the Sub-Adviser whose services may be involved, for any of the following expenses of a Fund: compensation of the Trustees who are not affiliated with the Adviser, Sub-Adviser, a Fund’s distributor, or any of their affiliates; taxes and governmental fees; interest charges; fees and expenses of a Fund’s independent registered public accounting firm and legal counsel; trade association membership dues; fees and expenses of any custodian (including maintenance of books and accounts and calculation of the net asset value of shares of a Fund), transfer agent, registrar and dividend disbursing agent of a Fund; expenses of issuing, selling, redeeming, registering and qualifying for sale shares of beneficial interest in a Fund; expenses of preparing and printing share certificates, prospectuses and reports to shareholders, notices, proxy statements and reports to regulatory agencies; the cost of office supplies, including stationery; travel expenses of all officers, Trustees and employees; insurance premiums; brokerage and other expenses of executing portfolio transactions; expenses of shareholders’ meetings; organizational expenses; and extraordinary expenses. Notwithstanding the foregoing, the Trust may enter into a separate agreement, which shall be controlling over this Agreement, as amended, pursuant to which some or all of the foregoing expenses of this Section 3(c) shall be the responsibility of the other party or parties to that agreement.

4.        (a)        Subject to the supervision of the Adviser, the Sub-Adviser shall provide to the Funds Advisory Services, including: determination of the securities and other assets to be purchased or sold by a Fund; determination of what portion of a Fund shall be invested in securities or other assets, and what portion, if any, should be held uninvested; investment guidance and policy direction in connection with the management of the Funds; oral and written research, analysis and advice; and statistical and economic data and information.

(b)        Each Fund shall have the benefit of the investment analysis and research, the review of current economic conditions and trends and the consideration of long range investment policy generally available to investment advisory clients of the Sub-Adviser. It is understood that the Sub-Adviser shall not use any material, non-public information in making investment decisions undertaken in connection with this Agreement that may be in its possession or in the possession of any of its affiliates, nor shall the Sub-Adviser seek to obtain any such information.

(c)        Upon the reasonable written request of the Adviser or the Trust’s officers, the Sub-Adviser also shall provide to the Adviser or the officers of the Trust, the following assistance in connection with the Adviser’s and/or the Trust’s officers’ responsibilities in carrying out the operation of the Funds: (i) compliance with all reasonable requests for information, including information required in connection with the Trust’s filings with the Securities and Exchange Commission (“SEC”) and state securities commissions; and (ii) such other services as the Adviser and/or Sub-Adviser shall from time to time reasonably determine to be necessary or useful to the administration of a Fund and that relate to the Sub-Adviser’s provision of the Advisory Services. With respect to the Advisory Services, the Sub-Adviser shall keep the Adviser informed of developments materially affecting a Fund.

(d)        As sub-adviser to the Funds, the Sub-Adviser shall provide Advisory Services for the account of the Funds in accordance with the Sub-Adviser’s best judgment and within the investment objectives, policies, and restrictions set forth in the Prospectus, the 1940 Act and the provisions of the Internal Revenue Code of 1986, as amended (“Code”) relating to regulated investment companies, subject to policy decisions adopted by the Trust’s Board of Trustees.

(e)        The Sub-Adviser shall furnish to the Adviser and the Trust’s Board of Trustees periodic and special reports (including any statistical information) on the investment performance of the Funds and on the performance of its obligations under this Agreement and shall supply such additional reports and information as the Trust’s officers or Board of Trustees shall reasonably request.

(f)        For each Fund, the Sub-Adviser shall, within a reasonable period of time after receipt from the Fund, the Adviser and/or any service provider thereto (such as the Fund’s custodian), promptly review (i) reconciliation reports of current security holdings in the Fund, including current cash positions (cash available from portfolio sales and maturities and sales of the Fund’s shares less cash needed for redemptions and settlement of portfolio purchases); and (ii) any similar reports provided to the Sub-Adviser. Following such review, the Sub-Adviser shall report any errors or discrepancies in such reports to the Fund or its designee within three business days after discovery of such discrepancies.

(g)        The Sub-Adviser shall manage each Fund so that it will qualify, and continue to qualify (except where extraordinary circumstances dictate otherwise), as a regulated investment company under Subchapter M of the Code and regulations issued thereunder.

(h)        On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of a Fund as well as other of its clients, the Sub-Adviser, to the extent permitted by applicable law, may aggregate the securities with other Sub-Adviser client accounts to be so sold or purchased in order to obtain the best execution of the order or lower brokerage commissions, if any. The Sub-Adviser may also on occasion purchase or sell a particular security for one or more clients in different amounts. On either occasion, and to the extent permitted by applicable law and regulations, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, shall be made by the Sub-Adviser in the manner it considers to be equitable and consistent with its fiduciary obligations to the Trust and the Funds and to such other customers.

(i)        Subject to the oversight of the Adviser, the Sub-Adviser may cause a Fund to pay a broker which provides brokerage and research services to the Sub-Adviser a commission for effecting a securities transaction in excess of the amount another broker might have charged. Such higher commissions may not be paid unless the Sub-Adviser determines in good faith that the amount paid is reasonable in relation to the services received in terms of the particular transaction or the Sub-Adviser’s overall responsibilities to the Trust and any other of the Sub-Adviser’s clients.

(j)        Unless otherwise instructed by the Trust’s Board of Trustees or the Adviser, the Sub-Adviser or its agent shall have authority and responsibility to exercise whatever powers the Trust and the Adviser may possess with respect to any of the portfolio securities or other investments of a Fund, including, but not limited to, the right to vote proxies pursuant to the Sub-Adviser’s proxy voting policies and procedures, the power to exercise rights, options, warrants, conversion privileges and redemption privileges, to tender securities pursuant to a tender offer, and to implement a securities lending program. The Sub-Adviser shall not be responsible for taking any action or rendering advice with respect to any class action claim relating to any assets held in a Fund. The Sub-Adviser shall, however, forward to the Adviser any information it receives regarding any legal matters involving any asset held in a Fund. The Sub-Adviser shall also provide assistance to Adviser in providing the Adviser with historical holdings of the Funds, or of the Predecessor Funds, for the past seven years, if applicable.

(k)        Responsibility for Fund investor eligibility determinations and decisions regarding acceptance or rejection of investments in the Funds shall be determined as set forth in the Funds’ current registration statement disclosures.

(l)        The Adviser agrees to issue instructions to all custodians and broker-dealers as necessary to give the Sub-Adviser all necessary authority to act on behalf of each Fund.

(m)      Nothing herein shall relieve the Adviser of its duties or responsibilities under its investment management agreement with the Trust on behalf of the Funds.

5.        The Sub-Adviser shall exercise its best judgment in rendering the Advisory Services. Subject to the provisions of Section 9(a) hereof, the Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Adviser, the Trust or the Funds in connection with the matters to which this Agreement relates, except that the Sub-Adviser shall be liable to the Adviser and the Funds for a loss resulting from a breach of fiduciary duty by the Sub-Adviser under the 1940 Act with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser in the performance of its duties hereunder or from reckless disregard by the Sub-Adviser of its obligations or duties under this Agreement. In no case shall the Sub-Adviser be liable for actions taken or non-actions with respect to the performance of services under this Agreement based upon specific information, instructions or requests given or made to the Sub-Adviser by the Adviser or by another service provider to the Funds engaged by the Adviser and/or specifically authorized by the Adviser to provide instructions or requests to the Sub-Adviser.

6.        (a)        The Sub-Adviser agrees that it shall comply with all applicable laws, rules and regulations of all federal and state regulatory agencies having jurisdictions over the Sub-Adviser in performance of its duties hereunder. The Sub-Adviser shall treat as confidential and proprietary information of a Fund all records and information relative to the Fund and prior, present or potential shareholders, and shall not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld, and the Sub-Adviser shall not be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

(b)        The Sub-Adviser shall notify the Adviser and the Funds promptly in the event that the Sub-Adviser or any of its affiliates: (i) becomes aware that it is subject to a statutory disqualification that prevents the Sub-Adviser from serving as a sub-adviser or otherwise performing its duties pursuant to this Agreement; or (ii) becomes aware that it is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority. The Sub-Adviser further agrees to notify the Funds and the Adviser promptly of any material fact known to the Sub-Adviser relating to the Sub-Adviser that is not contained in the Funds’ Registration Statement regarding the Funds, or any amendment or supplement thereto, but that is required to be disclosed therein, and of any statement contained therein that becomes untrue in any material respect.

7.        For the services provided and the expenses assumed pursuant to this Agreement, the Adviser shall pay the Sub-Adviser and the Sub-Adviser shall accept as full compensation therefore a fee computed daily and paid monthly in arrears on the first business day of each month, based upon the average daily value (as determined on each business day at the time set forth in the Fund’s Prospectus for determining net asset value per share) of the net assets of each Fund, equal to a fee at the per annum rate set forth in Exhibit A attached hereto, as may be amended from time to time. If the fee payable to the Sub-Adviser pursuant to this paragraph begins to accrue after the beginning of any month or if this Agreement terminates before the end of any month, the fee for the period from such date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs. For purposes of calculating fees, the value of each Fund’s net assets shall be computed in the manner specified in the Fund’s Prospectus and the Trust’s governing instruments for the computation of the value of the Fund’s net assets in connection with the determination of the net asset value of the Fund’s shares. Payment of said compensation shall be the sole responsibility of the Adviser and shall in no way be an obligation of a Fund or of the Trust.

8.        (a)        This Agreement shall become effective with respect to the Funds as of the date hereof (and, with respect to any amendment, or with respect to any additional Fund, the date of the amendment or supplement hereto) and shall continue in effect with respect to the Funds for a period of more than two years from that date (or, with respect to any additional Fund, for a period of more than two years from the date of the supplement) only so long as the continuance after such initial two-year term is specifically approved at least annually: (i) by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund or by the Trust’s Board of Trustees; and (ii) by the vote, cast in person at a meeting called for the purpose, of a majority of the Trust’s Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party.

(b)        This Agreement may be terminated with respect to a Fund (or any additional Fund) at any time, without the payment of any penalty, by: (i) a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund; (ii) a vote of a majority of the Trust’s entire Board of Trustees on sixty (60) days’ written notice to the Sub-Adviser; (iii) the Adviser on sixty (60) days’ written notice to the Sub-Adviser; or (iv) the Sub-Adviser on sixty (60) days’ written notice to the Trust. This Agreement (or any supplement hereto) shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

9.        (a)        The Sub-Adviser shall indemnify and hold harmless the Adviser and its officers, directors, trustees, managers, partners, employees, affiliates and agents from and against any and all liabilities, losses, claims, damages and expenses, including reasonable attorneys’ fees and expenses, of any kind or nature directly or indirectly resulting solely from or solely out of: (i) any material misrepresentation, breach of any material representation or failure to comply with any provision, warranty or obligation made by the Sub-Adviser or its agents in connection with this Agreement or any applicable laws and regulations; (ii) any actions or failure to act by the Sub-Adviser or its agents in connection with this Agreement that results in a violation of any law; or (iii) any gross negligence, willful misfeasance, bad faith or reckless disregard by the Sub-Adviser or its affiliates or agents in fulfilling the Sub-Adviser’s obligations under this Agreement.

(b)        The Adviser shall indemnify and hold harmless the Sub-Adviser and its officers, directors, trustees, managers, partners, employees, affiliates and agents from and against any and all liabilities, losses, claims, damages and expenses, including reasonable attorneys’ fees and expenses, of any kind or nature directly or indirectly resulting solely from or solely out of: (i) any material misrepresentation, breach of any material representation or failure to comply with any provision, warranty or obligation made by the Adviser in connection with this Agreement or any applicable laws and regulations; (ii) any actions or failure to act by the Adviser in connection with this Agreement that results in a violation of any law; or (iii) any gross negligence, willful misfeasance, bad faith or reckless disregard of the Adviser in fulfilling its obligations under this Agreement.

10.        Except to the extent necessary to perform the Sub-Adviser’s obligations under this Agreement and/or as otherwise agreed to by the parties, nothing herein shall be deemed to limit or restrict the right of the Sub-Adviser, or any affiliate of the Sub-Adviser, or any employee of the Sub-Adviser, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association, provided such other services and activities do not, during the term of this Agreement, interfere in a material manner with the Sub-Adviser’s ability to meet its obligations to the Funds hereunder.

11.        It is understood that the names “PIMCO” or “PIMCO Funds” or any derivative thereof or logo associated therewith are the valuable property of the Adviser and its affiliates. The Sub-Adviser (or any of its affiliates) agrees that it shall not use any such names (or derivative or logo) without the prior consent of the Adviser.

12.        Any recommendations concerning a Fund’s investment program proposed by the Sub-Adviser to the Fund and the Adviser pursuant to this Agreement, as well as any other activities undertaken by the Sub-Adviser on behalf of the Fund pursuant thereto shall at all times be subject to any applicable directives of the Board of Trustees of the Trust.

13.        In compliance with the requirements of Rule 31a-3 under the 1940 Act, and any other applicable federal or state rule, the Sub-Adviser hereby agrees that all records that it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any such records upon the Trust’s request. Further, compliance with Rule 31a-3 under the 1940 Act does not preclude retention by the Sub-Adviser or its representatives of documents and records as required for the purpose of facilitating compliance with this Agreement, applicable law or regulation, when automatically stored or archived in electronic form pursuant to standard backup or archival procedures. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act and any other applicable Rule, the records required to be maintained by the Sub-Adviser hereunder pursuant to Rule 31a-1 of the 1940 Act and any other applicable federal or state rule. The Sub-Adviser further agrees that it shall furnish to regulatory authorities having the requisite authority any information or reports in connection with its services hereunder which may be requested in order to determine whether the operations of the Funds are being conducted in accordance with applicable law and regulations.

14.        The Adviser represents, warrants and agrees that, except as is expressly provided for in this Agreement, the Adviser has sole responsibility for the accuracy and completeness of the Registration Statement, except for information regarding the Sub-Adviser that has been specifically approved by the Sub-Adviser for inclusion therein, or other information regarding the Funds provided by the Sub-Adviser for inclusion therein.

15.        This Agreement shall be construed in accordance with the laws of the State of California without regard to the conflicts of law principles thereof, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act, or rules or orders of the SEC thereunder.

16.        No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

17.        (a)        The Adviser and the Sub-Adviser shall treat forever as confidential and shall not disclose or transmit to any third party or use other than as expressly authorized hereunder, except to an affiliate (as defined in the 1940 Act) of the Adviser or the Sub-Adviser, as the case may be, any information, documentation or other written material with respect to the business affairs of the other party, including but not limited to information that is marked as “Confidential” by the Sub-Adviser, the Adviser or the Funds (“Confidential Information”). Each party agrees to hold the Confidential Information in confidence and not to disclose or use the Confidential Information for any purpose whatsoever other than as contemplated by this Agreement and to require each of its directors, officers, managers, employees, affiliates, representatives or agents not to disclose or use Confidential Information, except as authorized or permitted by this Agreement. Notwithstanding the foregoing, the Adviser may disclose or transmit Confidential Information with respect to the Funds: (i) to the Trust’s Board of Trustees; or (ii) with the prior written consent of the Sub-Adviser.

(b)        Confidential Information shall not include: (i) any information that is available to the public or to the receiving party hereunder from sources other than the providing party (provided that such source is not, to the knowledge of the receiving party, subject to any confidentiality agreement with regard to such information); or (ii) any information that is independently developed by the receiving party without use of or reference to information from the providing party. Notwithstanding the foregoing, the parties may reveal Confidential Information to any regulatory agency or court of competent jurisdiction if such information to be disclosed is: (i) approved in writing by the other party for disclosure; or (ii) required by law, regulatory agency or court order to be disclosed by a party, provided, if permitted by law, that notice of such required disclosure is given to the other party prior to its disclosure if reasonably possible or as soon thereafter as is reasonably practicable and provided further that the providing party shall cooperate with the other party to limit the scope of such disclosure to the extent permitted by law.

17.        Neither party shall be liable for or to the other for any loss caused directly or indirectly by Acts of God (including fire, flood, earthquake, storm, hurricane or other natural disaster), war, invasion, act of foreign enemies, hostilities (regardless of whether war is declared), civil war, rebellion, revolution, insurrection, military or usurped power or confiscation, terrorist activities, nationalization, government sanction, blockage, embargo, labor dispute, strike, lockout or interruption or failure of electricity or telephone service, beyond either party’s control.

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected hereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

18.        Any notice or other communication required or permitted to be given hereunder shall be given in writing and mailed, faxed or delivered to the other party at the addresses set forth below:

If to Gurtin Municipal Bond Management:

Jeffery Yorg

Senior Vice President, Deputy Chief Risk Officer and Chief Compliance Officer

440 Stevens Avenue, Suite 260

Solana Beach, CA 92075

Phone: (312) 588-7364

Fax: (858) 436-2201

If to PIMCO:

David C. Flattum

Managing Director, General Counsel

650 Newport Center Drive

Newport Beach, CA 92660

Phone: (949) 720-6134

Fax: (949) 720-4590

Notice shall be deemed given upon receipt.

20.        This Agreement constitutes the entire agreement of the parties hereto with respect to its subject matter and may be amended or modified only by a writing signed by duly authorized officers of both parties. There are no oral or written collateral representations, agreements or understandings that relate to the Funds except as provided herein. The parties may mutually agree to other matters regarding the Advisory Services which may be represented by other agreements between the parties.

21.        This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be one and the same agreement.

22.        No breach, default or threatened breach of this Agreement by either party shall relieve the other party of its obligations or liabilities under this Agreement with respect to the protection of the property or proprietary or confidential nature of any property which is the subject of this Agreement.

*        *        *

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:
Peter Strelow
Title:	Managing Director

GURTIN FIXED INCOME MANAGEMENT, LLC D/B/A GURTIN MUNICIPAL BOND MANAGEMENT

By:

Title:

EXHIBIT A

(as of March 15, 2019)

Fund	Fee Rate (Average Daily Net Assets)	Assets Under Management (Millions)[1]
PIMCO Gurtin California Municipal Intermediate Value Fund	0.17%	All net assets
PIMCO Gurtin California Municipal Opportunistic Value Fund	0.23%	All net assets
PIMCO Gurtin National Municipal Intermediate Value Fund	0.17%	All net assets
PIMCO Gurtin National Municipal Opportunistic Value Fund	0.23%	All net assets

[1]	As calculated pursuant to Section 7 of this Agreement.

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